As filed with the Securities and Exchange Commission on October 27, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S‑8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
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FORESCOUT TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	51-0406800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
190 West Tasman Drive
San Jose, California 95134
(Address of principal executive offices, including zip code)
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2017 Equity Incentive Plan
2017 Employee Stock Purchase Plan
2000 Stock Option and Incentive Plan
(Full title of the plan)
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Michael DeCesare
Chief Executive Officer and President
ForeScout Technologies, Inc.
190 West Tasman Drive
San Jose, California 95134
(408) 213-3191
(Name, address and telephone number, including area code, of agent for service)
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Copies to:

Steven E. Bochner Rezwan D. Pavri Melissa S. Rick Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Darren J. Milliken Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer ForeScout Technologies, Inc. 190 West Tasman Drive San Jose, California 95134 (408) 213-3191
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share reserved for issuance pursuant to the 2017 Equity Incentive Plan	3,800,000 (2)	$22.00 (6)	$83,600,000	$10,409
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2017 Employee Stock Purchase Plan	800,000 (3)	$18.70 (7)	$14,960,000	$1,863
Common Stock, $0.001 par value per share, reserved for issuance pursuant to equity awards outstanding under the 2000 Stock Option and Incentive Plan	9,386,395 (4)	$10.49 (8)	$98,463,284	$12,259
Common Stock, $0.001 par value per share, reserved for issuance pursuant to restricted stock units awards outstanding under the 2000 Stock Option and Incentive Plan	4,835,478 (5)	$22.00 (6)	$106,380,516	$13,245
TOTAL:	18,821,873		$303,403,800	$37,776

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2017 Equity Incentive Plan (“2017 Plan”), the Registrant’s 2017 Employee Stock Purchase Plan (“2017 ESPP”), and the Registrant’s 2000 Stock Option and Incentive Plan (“2000 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s outstanding shares of common stock.

(2)
Represents 3,800,000 shares of common stock reserved for issuance pursuant to future awards under the 2017 Plan. To the extent outstanding awards under the 2000 Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock subject to such awards instead will be available for future issuance under the 2017 Plan. See footnotes 4 and 5 below.

(3)	Represents 800,000 shares of common stock reserved for issuance pursuant to future awards under the 2017 ESPP.

(4)
Represents 9,386,395 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2000 Plan as of the date of this Registration Statement. To the extent outstanding stock option awards under the 2000 Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by us subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2017 Plan. See footnote 2 above.

(5)
Represents 4,835,478 shares of common stock reserved for issuance pursuant restricted stock unit awards outstanding under the 2000 Plan as of the date of this Registration Statement. To the extent outstanding restricted stock unit awards under the 2000 Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by us subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2017 Plan. See footnote 2 above.

(6)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $22.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated October 27, 2017 relating to the Registrant’s initial public offering.

(7)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $22.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated October 27, 2017 relating to the Registrant’s initial public offering. Pursuant to the 2017 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise date.

(8)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.49 per share, the weighted-average exercise price of stock option awards outstanding under the 2000 Plan as of October 27, 2017.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.

ForeScout Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) The Registrant’s Prospectus filed with the Commission on October 27, 2017 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-220767), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
(2) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38253) filed with the Commission on October 23, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors or officers for monetary damages for breach of their fiduciary duty as directors or officers.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•
The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant has entered into or will enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into or will enter into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
See also the undertakings set out in response to Item 9 herein.
Item 7.  Exemption from Registration Claimed.
Not applicable.

Item 8.  Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Specimen common stock certificate of the Registrant	S-1/A	333-220767	4.1	10/16/2017
4.2	2000 Stock Option and Incentive Plan, as amended, and forms of agreements thereunder	S-1	333-220767	10.5	10/02/2017
4.3	2017 Equity Incentive Plan and forms of agreement thereunder	S-1/A	333-220767	10.3	10/16/2017
4.5	2017 Employee Stock Purchase Plan	S-1/A	333-220767	10.4	10/16/2017
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)
Item 9.  Undertakings.

A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of October 2017.

FORESCOUT TECHNOLOGIES, INC.

By:	/s/ Michael DeCesare
Michael DeCesare
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael DeCesare, Christopher Harms, and Darren J. Milliken, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael DeCesare	Chief Executive Officer, President & Director (Principal Executive Officer)	October 27, 2017
Michael DeCesare

/s/ Christopher Harms	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	October 27, 2017
Christopher Harms

/s/ Yehezkel Yeshurun	Co-Founder and Chairman of the Board of Directors	October 27, 2017
Yehezkel Yeshurun

/s/ David G. DeWalt	Vice Chairman of the Board of Directors	October 27, 2017
David G. DeWalt

/s/ James Beer	Director	October 27, 2017
James Beer

/s/ T. Kent Elliott	Director	October 27, 2017
T. Kent Elliott

/s/ Theresia Gouw	Director	October 27, 2017
Theresia Gouw

/s/ Mark Jensen	Director	October 27, 2017
Mark Jensen

/s/ Rami Kalish	Director	October 27, 2017
Rami Kalish

/s/ Enrique Salem	Director	October 27, 2017
Enrique Salem

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Specimen common stock certificate of the Registrant	S-1/A	333-220767	4.1	10/16/2017
4.2	2000 Stock Option and Incentive Plan, as amended, and forms of agreements thereunder	S-1	333-220767	10.5	10/02/2017
4.3	2017 Equity Incentive Plan and forms of agreement thereunder	S-1/A	333-220767	10.3	10/16/2017
4.5	2017 Employee Stock Purchase Plan	S-1/A	333-220767	10.4	10/16/2017
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)